Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NATIONWIDE HEALTH PROPERTIES, INC.,

HAL ACQUISITION CORP.

AND

HEARTHSTONE ASSISTED LIVING, INC.

i

7.9	Waivers	26
7.10	Severability	26
7.11	Counterparts; Facsimile Signatures	27

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 22, 2006 by and among NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (the “Purchaser”), HAL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), and HEARTHSTONE ASSISTED LIVING, INC., a Texas corporation (the “Company”). The Purchaser and Merger Sub are sometimes referred to collectively herein as the “Purchaser Parties” and individually as a “Purchaser Party.” The Purchaser, Merger Sub and the Company are sometimes referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used herein shall have the meanings set forth in Article 1.

RECITALS:

A. The board of directors of each of the Purchaser, Merger Sub and the Company has approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Texas Business Corporation Act, as amended (the “TBCA”) and the Delaware General Corporation Law (the “DGCL”); and

B. The board of directors of the Company has determined that the Merger is fair to, and in the best interests of, its shareholders; and

C. The board of directors of each of the Purchase and Merger Sub has determined that the Merger is fair to, and in the best interests of, its respective shareholders; and

D. The holders of more than two-thirds (2/3) of the issued and outstanding shares of each class of the capital stock of the Company have agreed in writing to vote in favor of this Agreement and the transactions contemplated hereby and to abide by the provisions of Section 8.11 of the Master Transactions Agreement (defined below); and

E. The Purchaser and the Company are parties to a Master Transactions Agreement of even date herewith (the “Master Transactions Agreement”) that sets forth certain representations, warranties, covenants and agreements in connection with the Merger and an Operations Transaction (as defined therein).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Article 1:

“Affiliate” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Per Share Merger Consideration” means the Merger Consideration as allocated to each Share as follows: (a) with respect to Shares of Company Common Stock, the Per Common Share Merger Consideration; (b) with respect to Shares of Series A Preferred Stock, the Per Series A Share Merger Consideration; (c) with respect to Shares of Series B Preferred Stock, the Per Series B Share Merger Consideration; (d) with respect to Shares of Series C Preferred Stock, the Per Series C Share Merger Consideration; (e) with respect to Shares of Series D Preferred Stock, the Per Series D Share Merger Consideration; and (f) with respect to Shares of Series F Preferred Stock, the Per Series F Share Merger Consideration.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by applicable Law to be closed.

“Certificate” or “Certificates” has the meaning set forth in Section 2.5(f).

“Closing” has the meaning set forth in Section 2.2.

“Closing Condition Period” means the thirty (30) day period following the date of this Agreement, subject to extension as provided in Section 10.1(f) of the Master Transactions Agreement or Article 6 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Escrow” has the meaning set forth in Section 2.9(a).

“Closing Escrow Agent” has the meaning set forth in Section 2.9(a).

“Closing Escrow Agreement” has the meaning set forth in Section 2.9(a).

“Closing Escrow Amount” has the meaning set forth in Section 2.9(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Capital Stock” means any of the Company Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series F Preferred Stock.

“Company Common Stock” means the common stock, par value $0.02 per share, of the Company.

“Company Disclosure Letter” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Company Parties” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Confidentiality Agreement” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Contribution Agreement” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Damages” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Deducted Amounts” has the meaning set forth in Section 2.5(c)(i).

“Defeasance Costs” means those costs associated with the prepayment or defeasance of the Defeased Debt.

“Defeased Debt” means all debt listed on Schedule 2.10(b)(ii) except for the Retained Debt, all of which Defeased Debt will be paid or discharged at the Closing in accordance with the terms of this Agreement.

“Deposit Escrow Agent” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“DGCL” has the meaning set forth in Recital A.

“Dissenting Shareholder” has the meaning set forth in Section 2.5(e)(i).

“Dissenting Shareholder Sub-Escrow Amount” has the meaning set forth in Section 2.5(e)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.5(e)(i).

“Effective Time” has the meaning set forth in Section 2.3.

“Gain Sharing Plan” means the Company’s 2004 Gain Sharing Plan.

“Gain Sharing Plan Awards” means all amounts payable under the Gain Sharing Plan upon and in respect of the consummation of the transactions contemplated by this Agreement.

“Governmental Entity” or “Governmental Entities” means any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, regulatory body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Law” means any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation or Order.

“Master Transactions Agreement” has the meaning set forth in Recital E.

“Material Adverse Effect” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 2.5(c)(i).

“Merger Fund” has the meaning set forth in Section 2.10(b).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Transaction” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“NewCo” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Notice of Special Meeting” has the meaning set forth in Article 5.

“Option Holder” or “Option Holders” means the holders, or individually a holder, of Stock Options or Stock Warrants, together with their successors and assigns.

“Order” means any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent) of any Governmental Entity.

“Participant” has the meaning given such term in the Gain Sharing Plan.

“Participant Escrow Amount” has the meaning set forth in Section 2.9(a).

“Participant Letter” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Paying Agent” has the meaning set forth in Section 2.10(a).

“Paying Agent Disbursement Schedule” means a written schedule setting forth the Applicable Per Share Merger Consideration to be prepared by the Company, certified as correct by the Company and delivered to the Purchaser and the Paying Agent at the Closing.

“Per Common Share Merger Consideration” means the amount per share of Company Common Stock allocated in accordance with the Paying Agent Disbursement Schedule (which allocation takes into account the Withheld Amounts).

“Performance Deposit” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Per Series A Share Merger Consideration” means the amount per share of Series A Preferred Stock allocated in accordance with the Paying Agent Disbursement Schedule (which allocation takes into account the Withheld Amounts).

“Per Series B Share Merger Consideration” means the amount per share of Series B Preferred Stock allocated in accordance with the Paying Agent Disbursement Schedule (which allocation takes into account the Withheld Amounts).

“Per Series C Share Merger Consideration” means the amount per share of Series C Preferred Stock allocated in accordance with the Paying Agent Disbursement Schedule (which allocation takes into account the Withheld Amounts).

“Per Series D Share Merger Consideration” means the amount per share of Series D Preferred Stock allocated in accordance with the Paying Agent Disbursement Schedule (which allocation takes into account the Withheld Amounts).

“Per Series F Share Merger Consideration” means the amount per share of Series F Preferred Stock allocated in accordance with the Paying Agent Disbursement Schedule (which allocation takes into account the Withheld Amounts).

“Person” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Pro Rata Portion” means, with respect to any Shareholder or Participant, the percentage set forth opposite such Shareholder’s or Participant’s name on Exhibit A attached hereto.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnitees” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Purchaser Party” or “Purchaser Parties” has the meaning set forth in the preamble to this Agreement.

“Real Estate Entity” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Retained Debt” means the debt listed as such on Schedule 2.10(b)(ii) that, subject to the provisions of Section 2.10(b)(ii), will be retained by the Surviving Corporation and not discharged at the Closing.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $1.00 per share, of the Company.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $1.00 per share, of the Company.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $1.00 per share, of the Company.

“Series F Preferred Stock” means the Series F Convertible Preferred Stock, par value $1.00 per share, of the Company.

“Share” or “Shares” means the shares, or individually a share, of Company Capital Stock.

“Shareholder” or “Shareholders” means the holders, or individually a holder, of Shares, together with their successors and assigns.

“Shareholder Escrow Amount” has the meaning set forth in Section 2.9(a).

“Shareholder Letter” and “Shareholder Letters” have the meanings given such terms in Section 1.1 of the Master Transactions Agreement.

“Shareholder Materials” has the meaning set forth in Article 5.

“Shareholder Representatives” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Shareholders and Participants Fund” has the meaning given such term in Section 2.5(c)(ii).

“Shareholders and Participants Fund Amount” has the meaning given such term in Section 2.5(c)(ii).

“Shareholders’ Meeting” has the meaning set forth in Article 5.

“Stockholders Agreement” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Stock Options” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Stock Plan” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Stock Warrants” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Subsidiary” or “Subsidiaries” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Tax Law” means any Law relating to Tax or Taxes.

“TBCA” has the meaning set forth in Recital A.

“Termination Date” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Texas Articles of Merger” has the meaning set forth in Section 2.3.

“Transaction Agreements” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Transaction Fees” has the meaning given such term in Section 1.1 of the Master Transactions Agreement.

“Withheld Amounts” has the meaning set forth in Section 2.5(c)(ii).

“Working Capital” has the meaning given such term in Section 3.2(c) of the Contribution Agreement.

ARTICLE 2

The Merger

2.1 The Merger. The board of directors of the Company, at a meeting duly called and held on March 21, 2006, has determined that the Merger Transaction is advisable and fair to and in the best interests of the Company and the Shareholders and has approved the same and resolved to recommend that the Shareholders adopt the Transaction Agreements and approve the Merger Transaction. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA and the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) as a corporation incorporated and existing under the laws of the State of Texas; the Surviving Corporation will change its name from the name “Hearthstone Assisted Living, Inc,” to              and the Surviving Corporation shall succeed to and assume all of the rights and obligations of Merger Sub and shall continue to hold all rights and obligations of the Company as in effect prior to the Merger, all in accordance with the TBCA.

2.2 Closing. Unless this Agreement is terminated in accordance with the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200,

Houston, Texas 77002, on the first Business Day immediately following the day on which the last of the conditions to each Party’s obligations under this Agreement (other than those that by their nature are intended to be satisfied at Closing) set forth in Article 6 shall have been satisfied or waived, or at such other time, date or place as the Parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, the Company and Merger Sub shall (a) file with the Secretary of State of the State of Texas articles of merger (the “Texas Articles of Merger”) executed in accordance with the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA to effect the Merger as soon as practicable on or before the Closing Date and (b) file with the Secretary of State of the State of Delaware a certificate of merger (together with the Texas Articles of Merger, collectively the “Articles of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make such other filings or recordings required under the DGCL to effect the Merger as soon as practicable on or before the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted by the Secretary of State of the State of Texas, or the Secretary of State of the State of Delaware, whichever is later, or at such later time as the Purchaser Parties and the Company shall agree and shall specify in the Articles of Merger (the “Effective Time”).

2.4 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger, the TBCA and the DGCL. Without limiting the generality of the foregoing, and subject to the TBCA, the DGCL and any other applicable laws, at the Effective Time, all of the properties, rights, privileges, powers, franchises and licenses of Merger Sub shall vest in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred; all debts, liabilities, obligations, restrictions and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation; all properties, rights, privileges, powers, franchises and licenses of the Company shall remain and continue in the Company, as the Surviving Corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred; and all debts, liabilities, obligations, restrictions and duties of the Company shall remain and continue as debts, liabilities, obligations, restrictions and duties of the Company, as the Surviving Corporation.

2.5 Effect on Capital Stock. By virtue of the Merger and without any action on the part of any holder of any of the Shares or the holder of the shares of capital stock of Merger Sub, as of the Effective Time:

(a) Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.02 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. All Shares that are owned by the Company as treasury stock and all Shares owned by any direct or indirect wholly-owned Subsidiary of the Company shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto.

(c) Merger Consideration.

(i) The aggregate amount of the merger consideration (the “Merger Consideration”) in respect of all Shares entitled thereto shall be equal to

(A) Four Hundred Nineteen Million and No/100 Dollars ($419,000,000.00), provided that if the Operations Purchase Price (as defined in the Master Transactions Agreement) has not been distributed to the Shareholders prior to the Effective Time and is retained by the Surviving Corporation, the Merger Consideration will be increased by the amount of the Operations Purchase Price not so distributed;

less

(B) the Retained Debt;

less

(C) the sum of (1) the Transaction Fees, (2) the aggregate amount payable to holders of Stock Options and Stock Warrants pursuant to Section 2.11 (which amount is set forth on Section 4.4(l) of the Company Disclosure Letter), (3) the aggregate amount of the Gain Sharing Plan Awards (which amount is set forth on Section 4.4(l) of the Company Disclosure Letter); provided that the Participants’ Pro Rata Portion of the Dissenting Shareholder Sub-Escrow Amount shall have been deducted; provided that the portions of the Gain Sharing Plan Awards that are to be deposited in the Closing Date Escrow or the Shareholders and Participants Fund will be distributed and paid only as and when releases are made from the Closing Escrow as provided in Section 2.9 and the Participants Fund portion of the Gain Sharing Plan Awards will be paid only as and when releases are made from the Shareholders and Participants Fund as provided herein and in the Participant Letters and (4) the amount of any Defeased Debt. The amounts deducted from the Merger Consideration as provided in Section 2.5(c)(i)(C) shall be referred to as the “Deducted Amounts” and will be paid, released or distributed as provided in, Sections 2.9, 2.10(b)(i)(B) or 2.10(b)(i)(E), as the case may be.

(ii) The following amounts (the “Withheld Amounts”) shall be withheld from the Merger Consideration, which Withheld Amounts will be held and paid as follows:

(A) the Dissenting Shareholder Sub-Escrow Amount (as determined pursuant to Section 2.5(e)), which shall be deposited pursuant to the Closing Escrow Agreement and will be paid, to the extent not applied as provided in Section 2.5(e), to the Paying Agent for disbursement to the Shareholders immediately upon final resolution of the Dissenting Shareholder claims as provided in Section 2.5(e);

(B) the Shareholder Escrow Amount, which will be deposited pursuant to the Closing Escrow Agreement and will be applied to the satisfaction of claims by the Purchaser Indemnitees pursuant to Article 11 of the Master Transactions Agreement and the Closing Escrow Agreement. In addition, as provided in Section 2.9, the Participants Escrow Amount will be withheld from the Gain Sharing Award and deposited pursuant to the Closing Escrow Agreement to satisfy such claims. To the extent that the Shareholder Escrow Amount and the Participant Escrow Amount are not required to satisfy such claims by the Purchaser Indemnitees or expenses incurred by the Shareholder Representatives, the remaining balance of such amounts shall be released and distributed to the Shareholders and the Participants, pro rata in accordance with their respective Pro Rata Portions, as provided in Article 11 of the Master Transactions Agreement, Section 2.9 of this Agreement, and the Closing Escrow Agreement; and

(C) an amount equal to 80% of the “Shareholders and Participants Fund Amount,” which Shareholders and Participants Fund Amount will be equal to the greater of (1) $1,500,000 and (2) the Estimated Working Capital Shortfall (as defined in the Contribution Agreement) plus $1,000,000. Such amount will be deposited, along with 20% of the Shareholders and Participants Fund Amount that will be withheld from the Gain Sharing Plan Awards pursuant to Section 2.9, in an account (collectively, the “Shareholders and Participants Fund”) designated by the Shareholder Representatives. The Shareholder Representatives will apply the Shareholders and Participants Fund to satisfy the claims, if any, pursuant to Section 2.10(c)(ii) and, to the extent not so applied, to satisfy actual out-of-pocket claims or expenses of the Shareholder Representatives that are associated with the determination of Working Capital and the resolution of claims by Purchaser Indemnitees under the Master Transactions Agreement and the Closing Escrow Agreement and to the extent not so applied, shall be released by them to the Shareholders and the Participants, pro rata in accordance with their respective Pro Rata Portions, promptly after the final resolution of all claims under such agreements and in accordance with this Agreement and the provisions of the Shareholder Letters and Participant Letters.

(iii) The Purchaser shall cause to be furnished to the Paying Agent the amounts set forth in Section 2.10 at the times set forth therein.

(iv) Notwithstanding anything to the contrary in this Agreement, (A) no amount shall be included in any adjustment to, or withholding from, the Merger Consideration to the extent that such amount is included or has previously been included in any other adjustment to or withholding from the Merger Consideration (and, with respect to withheld amounts, not subsequently paid or disbursed to the Shareholders or Shareholder Representatives), (B) no portion of the Defeasance Costs shall be included in any adjustment to, or withholding from, the Merger Consideration, in the Working Capital Adjustment, or in the Transaction Fees, (C) no portion of the Retained Debt or Defeased Debt shall be taken into account in computing the Working Capital Adjustments and (D) the Withheld Amounts shall not be deemed paid or disbursed to the Shareholders as part of the Merger Consideration until and to the extent actually so paid or disbursed in accordance with Section 2.5(c)(iii), Section 2.5(e) and Section 2.10 of this Agreement and, with respect to the Closing Escrow Amount, in accordance with the provisions of the Master Transactions Agreement and the Closing Escrow Agreement. Any amounts not so paid or disbursed to the Shareholders shall be deemed a reduction of the Merger Consideration.

(d) Conversion of Company Capital Stock. The issued and outstanding Shares as of the Effective Time (other than Dissenting Shares) shall automatically be converted into the right to receive the Merger Consideration, payable as provided in Section 2.10. As among the Shares, the Merger Consideration will be allocated as follows: (i) in the case of each Share of Company Common Stock, the Per Common Share Merger Consideration; (ii) in the case of each Share of Series A Preferred Stock, the Per Series A Share Merger Consideration; (iii) in the case of each Share of Series B Preferred Stock, the Per Series B Share Merger Consideration; (iv) in the case of each Share of Series C Preferred Stock, the Per Series C Share Merger Consideration; (v) in the case of each Share of Series D Preferred Stock, the Per Series D Share Merger Consideration; and (vi) in the case of each Share of Series F Preferred Stock, the Per Series F Share Merger Consideration. The distribution of the Merger Consideration at and after Closing pursuant to the further provisions hereof shall be made by the Paying Agent pursuant to the Paying Agent Disbursement Schedule.

(e) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder who has not voted such Shares in favor of or consented to the Merger and who complies with all the provisions of Article 5.12 of the TBCA (a “Dissenting Shareholder”) concerning the right of shareholders to dissent from the Merger and require appraisal of their Shares (“Dissenting Shares”) will not be converted as described in Section 2.5(d), but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Texas.

(ii) The Company will give the Purchaser and the Shareholder Representatives (A) prompt notice of any demands for appraisal of Shares received by the Company and (B) the opportunity to participate in and jointly to direct all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Purchaser and two of the three Shareholder Representatives, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.

(iii) An amount equal to the Applicable Per Share Merger Consideration multiplied by the number of Shares owned by all Dissenting Shareholders (the “Dissenting Shareholder Sub-Escrow Amount”) shall be withheld at Closing and deposited pursuant to the Closing Escrow Agreement. Upon final resolution of the amount to be paid with respect to Shares owned by Dissenting Shareholders in accordance with the laws of the State of Texas or upon settlement of claims by Dissenting Shareholders approved by Purchaser and two of the three Shareholder Representatives, the Company, the Purchaser and the Shareholder Representatives will direct the Escrow Agent to withdraw and distribute, to the extent of the Dissenting Shareholder Sub-Escrow Amount, the amount to be paid to such Dissenting Shareholders against a release of their claims and surrender of their Certificates; provided, however, that to the extent permitted by the laws of the State of Texas, from the amounts to be paid there shall be withheld such amounts determined pursuant to Sections 2.5(c)(ii) that would have been otherwise withheld with respect to the Shares owned by such Dissenting Shareholders, which amounts will be paid and distributed as and when distributions of Withheld Amounts pursuant to Section 2.5(c)(ii) are made to the other Shareholders.

(iv) If, after the Effective Time, such Dissenting Shareholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the TBCA, each of his or her Shares will be deemed to be converted as of the Effective Time into the right to receive the Applicable Per Share Merger Consideration, without interest, upon the surrender of the Certificate therefor in accordance with the terms of this Agreement.

(v) Upon the final resolution of Dissenting Shareholder claims, the Company, the Purchaser and the Shareholder Representatives will direct the Escrow Agent to withdraw and distribute to the Shareholders and Participants (in accordance with their respective Pro Rata Portions) an amount equal to the balance of the Dissenting Shareholder Sub-Escrow Amount, if any, remaining after the payments to the Dissenting Shareholders (and any withholdings) pursuant to Section 2.5(e)(iii).

(f) Cancellation of Shares. As of the Effective Time, all Shares that are issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any Shares outstanding immediately prior to the Effective Time being converted into the right to receive the Applicable Per Share Merger Consideration for such Shares pursuant to Section 2.5(d) (each a “Certificate” and collectively, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive a cash amount equal to the Applicable Per Share Merger Consideration for such Shares multiplied by the number of Shares formerly represented by such Certificate (less an allocable portion of the Closing Escrow Amount and Shareholders Fund), to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10(d).

2.6 Articles of Incorporation and Bylaws of Surviving Corporation. From the Effective Time until thereafter amended as provided by law, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation.

2.7 Directors and Officers.

(a) Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) Officers of the Surviving Corporation. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Date, shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

2.8 Performance Deposit.

(a) Performance Deposit. The Purchaser Parties have deposited the Performance Deposit pursuant to the Master Transactions Agreement.

(b) Disbursement to Paying Agent. If the Closing occurs, (i) the Deposit Escrow Agent shall pay the Performance Deposit to the Paying Agent for the benefit of the Shareholders and the Option Holders, by wire transfer of immediately available funds as of the Closing, whereupon the Performance Deposit will become part of the Merger Fund (and Purchaser shall receive a credit at Closing against the Merger Consideration in an amount equal to the Performance Deposit), and (ii) the Deposit Escrow Agent shall pay all interest that has then accrued on the Performance Deposit to the Purchaser by wire transfer of immediately available funds as of the Closing.

(c) Disbursement to Purchaser or Company.

(i) If

(A) the Closing does not occur as a result of a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in the Transaction Agreements or the Master Transactions Agreement is terminated as a result of such breach, the Performance Deposit shall be released to the Company, together with all interest that has then accrued on the Performance Deposit;

(B) the Closing does not occur as a result of any other reason or event than specified in Section 2.8(c)(i)(A) of this Agreement, the Performance Deposit shall be released to the Purchaser, together with all interest that has then accrued on the Performance Deposit.

(ii) Nothing contained in this Agreement or the existence or release of the Performance Deposit shall limit or affect the availability of any remedy of any Party arising by reason of the breach of any Transaction Agreement.

2.9 Closing Escrow.

(a) Escrow. At the Closing, the Purchaser shall deposit into escrow (the “Closing Escrow”) with J.P. Morgan Chase (the “Closing Escrow Agent”) Fifteen Million Dollars ($15,000,000) of which (i) Twelve Million Dollars ($12,000,000) will be derived from the Merger Consideration (the “Shareholder Escrow Amount”) and (ii) Three Million Dollars ($3,000,000) will be derived from the Gain Sharing Plan Awards that would otherwise be payable as set forth on Section 4.4(l) of the Disclosure Letter (the “Participant Escrow Amount” and collectively with the Shareholder Escrow Amount, the “Closing Escrow Amount”), by wire transfer of immediately available funds, and the Purchaser, the Shareholder Representatives and the Closing Escrow Agent shall enter into an escrow agreement substantially in the form attached hereto as Exhibit B (the “Closing Escrow Agreement”).

(b) Release of Escrow Funds.

(i) As provided more specifically in the Closing Escrow Agreement and the Master Transactions Agreement, the term of the Closing Escrow will be thirty-six (36) months, commencing on the Closing Date and ending on that date that is thirty-six (36) months thereafter, subject to asserted but unresolved claims, if any, outstanding at the end of such thirty-six (36) month period.

(ii) Releases from the Closing Escrow will be made in accordance with the Closing Escrow Agreement and the Master Transactions Agreement. When funds are so released, they will be released to the Shareholders and the Participants, pro rata in accordance with their respective Pro Rata Portions. In the case of the Shareholders, the funds that are so released will be treated as deferred payment of the Merger Consideration on the date of the release; in the case of the Participants, the funds that are so released will be treated as deferred payment of a Gain Sharing Plan Award on the date of the release.

2.10 Exchange of Certificates.

(a) Paying Agent. Immediately prior to Closing, the Company shall appoint a bank or trust company reasonably acceptable to the Purchaser to act as paying agent (the “Paying Agent”). The fees and costs associated with the Paying Agent shall be included in Transaction Fees.

(b) Payment of Merger Consideration and Disbursements at Closing. On or before the Closing,

(i) the Purchaser shall deposit (or cause to be deposited) in cash

(A) the Merger Consideration (less the amount of the Performance Deposit and the Withheld Amounts) with the Paying Agent, which amount plus the Performance Deposit received pursuant to Section 2.8(b), shall be disbursed to the Shareholders in accordance with the Paying Agent Disbursement Schedule;

(B) the Deducted Amounts (including the Gain Sharing Plan Awards, less the Participant Escrow Amount) with the Paying Agent, which shall be paid by wire transfer by the Paying Agent to the Persons specified in joint irrevocable instructions of the Purchaser, the Company and the Shareholder Representatives at Closing;

(C) the Dissenting Shareholder Sub-Escrow Amount and the Closing Escrow Amount with the Closing Escrow Agent, which amounts will be applied or distributed as provided in Sections 2.5(e) and 2.9, respectively;

(D) the Shareholders Fund and Participants Fund amounts with the Shareholder Representatives, which amounts shall be applied or distributed as provided in Section 2.5(c)(ii)(C); and

(E) the amount of the Defeasance Costs and Defeased Debt with the Paying Agent, which shall be paid by wire transfer by the Paying Agent to the Persons specified in joint irrevocable instructions of the Purchaser, the Company and the Shareholder Representatives at Closing.

The amounts deposited as provided in (A) and (B) above and Section 2.8(b) may be referred to as the “Merger Fund.” The Merger Fund shall not include Applicable Per Share Merger Consideration for any Dissenting Shares, and the holders of Dissenting Shares shall not be entitled to receive payment of the Applicable Per Share Merger Consideration related to such Dissenting Shares from the Merger Fund. The Merger Fund shall not be used for any purpose other than to make the payments and disbursements described in this Section 2.10.

(ii) As of the date of this Agreement, the Merger Purchaser and the Company have approved Schedule 2.10(b)(ii), which sets forth the liabilities of the Company and its Subsidiaries that is secured by the real estate to be owned by the Real Estate Entity after the Closing. Such schedule also designates the Retained Debt, which is the liabilities listed on Schedule 2.10(b)(ii) that the Merger Purchaser has designated as being debt that it intends for the Company and its Subsidiaries to retain on and after the Closing. However, the Parties agree that if the consent or approval of a holder of a liability designated as Retained Debt is required in order for the Transactions to be consummated or for the Company and its Subsidiaries to retain such liability on and after the Closing, and if all of the conditions set forth in Section 6.1(a) (other than those that by their nature are intended to be satisfied at Closing) have been satisfied but such holder has not granted such consent or approval, such liability will be included in the Defeased Debt and will be discharged (along with related Defeasance Costs) at Closing. The Defeasance Costs have been estimated (or the basis for computing such costs), without regard to any conversion of Retained Debt to Defeased Debt at Closing pursuant to the immediately preceding sentence, on the Defeasance Cost Schedule prepared and approved by the Parties and attached hereto as Annex 1, which will be updated prior to the Closing (including to reflect any such conversions).

(c) Working Capital.

(i) Any amounts due to the Shareholders and Participants pursuant to Section 3.2 of the Contribution Agreement shall be paid to the Shareholders and Participants pursuant to the terms of such Section 3.2.

(ii) Any amounts payable by the Shareholders and Participants pursuant to Section 3.2 of the Contribution Agreement shall be paid, solely out of and to the extent of the balance of the Shareholders and Participants Fund then held, by the Shareholder Representatives to NewCo pursuant to the terms of such Section 3.2.

(d) Exchange Procedures. Promptly after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Purchaser shall cause the Paying Agent to mail or deliver to each Person who was, at the Effective Time, a holder of record of Shares and whose Shares are being converted into the right to receive the Applicable Per Share Merger Consideration in respect of such Shares pursuant to Section 2.5(d) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Purchaser may reasonably specify) containing instructions for use by holders of Certificates to effect the exchange of their Certificates for the Applicable Per Share Merger Consideration (less the applicable allocable portion of the Closing Escrow Amount) in respect of the Shares formerly represented thereby as provided herein. Subject to the other provisions of this Section 2.10, as soon as practicable after the Effective Time, provided that the holder of an outstanding Certificate has delivered at Closing an executed Shareholder Letter, upon surrender to the Paying Agent of such Certificate and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent, each holder of an outstanding Certificate shall be entitled to receive, and the Paying Agent shall promptly pay out of the Merger Fund, an amount of cash (payable by check) equal to the Applicable Closing Date Per Share Merger Consideration in respect of the Shares formerly represented by such Certificate multiplied by the number of Shares formerly represented by such Certificate, as set forth on a Paying Agent Disbursement Schedule to be delivered to the Purchaser and the Paying Agent by the Company at Closing. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Applicable Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.10(d), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Applicable Per Share Merger Consideration in respect of the Shares formerly represented by such Certificate upon such surrender as contemplated by Section 2.5. No interest shall be paid or shall accrue on any cash payable as Applicable Per Share Merger Consideration except to the extent provided, if at all, under the Closing Date Escrow Agreement. The Applicable Per Share Merger Consideration to be disbursed through the Paying Agent that is due to any holder of an outstanding Certificate who has delivered such Certificate and all other required documentation, other than the Shareholder Letter, shall be retained in the Merger Fund until such holder delivers an executed Shareholder Letter to the Paying Agent or until otherwise mandated by a court of competent jurisdiction, whichever first occurs, whereupon such funds shall be delivered to the Shareholder entitled to same.

(e) No Further Ownership Rights in Shares Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates formerly representing Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, then they shall be cancelled and exchanged as provided in this Article 2.

(f) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates as of the first anniversary of the Effective Time shall be delivered to the Purchaser, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Purchaser for payment of the Merger Consideration, subject to escheat and abandoned property and similar laws.

(g) No Liability. None of the Parties or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, accompanied by an agreement to indemnify the Purchaser and the Surviving Corporation from and against any and all losses, costs, damages or expenses incurred in reliance on such affidavit, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Applicable Per Share Merger Consideration in respect of the Shares formerly represented by such lost, stolen or destroyed Certificate payable pursuant to this Agreement.

2.11 Effect of the Merger on Stock Options and Stock Warrants.

(a) Vesting of Stock Options and Stock Warrants. Prior to the Effective Time, the board of directors of the Company or any committee administering the Stock Plan shall take all actions necessary, and obtain all consents necessary, if any, so that all outstanding Stock Options heretofore granted under the Stock Plan and all outstanding Stock Warrants whether or not then vested and exercisable shall be cancelled in exchange for the right to receive a cash payment from the Paying Agent, on behalf of the Surviving Corporation, of an amount equal to (i) the excess, if any, of (A) the Per Common Share Merger Consideration over (B) the per-share of Company Common Stock exercise price of such Stock Option or Stock Warrant, multiplied by (ii) the number of shares of Company Common Stock for which such Stock Option or Stock Warrant shall not theretofore have been exercised. Promptly after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Paying Agent, on behalf of the Surviving Corporation, shall pay to the Option Holders out of the Deducted Amounts contributed to the Merger Fund, the cash payments specified in this Section 2.11(a), which cash payments shall be specifically set forth on a schedule prepared by the Company and delivered to the Purchaser and the Paying Agent at the Closing.

(b) Termination of the Stock Plan. The Stock Plan shall terminate as of the Effective Time, and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company in connection with such Stock Plan shall be of no further force or effect as of the Effective Time, and the Company shall take such actions to ensure that following the Effective Time no Option Holder or any participant in or a party to the Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

2.12 Withholding Rights. The Paying Agent, on behalf of the Surviving Corporation, will be entitled to deduct and withhold from the amounts otherwise payable to any Shareholder, Option Holder, Gain Sharing Plan Award recipient or any other person or entity pursuant to this Article 2 such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law, including withholding pursuant to Section 1445 of the Code with respect to any Shareholder who does not provide to the Paying Agent a certification in accordance with the requirements of Section 1445 of the Code that such Shareholder is not a “foreign person,” as defined in Section 1445 of the Code. To the extent that amounts are so deducted and withheld by the Paying Agent on behalf of the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder, Option Holder, Gain Sharing Plan Award recipient or any other person or entity, as the case may be, in respect of which such deduction and withholding was made. The Purchaser shall cause the Paying Agent to promptly pay to the Surviving Corporation all such amounts so withheld, and the Surviving Corporation shall timely pay over all such amounts so withheld to the U.S. Treasury Department or applicable state taxing authorities as required by applicable Tax Law.

2.13 No Liability of the Company Parties.

(a) The provisions of Section 9.3 of the Master Transaction Agreement are incorporated by reference herein and made a part hereof for all purposes.

(b) Without limiting the foregoing, the Shareholder Representatives and any Persons acting on their behalf shall have no personal liability to, and no claim may be made by, the Purchaser, NewCo, the Operations Purchaser (as defined in the Master Transactions Agreement), the Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates with respect to or by virtue of any acts or omissions of the Shareholder Representatives in connection with the Transactions Agreements or the transactions or activities contemplated thereby or occurring by virtue of the Transaction Agreements. Each of the Parties hereto and to the Transaction Agreements, the Surviving Corporation and their respective Affiliates hereby exculpates the Shareholder Representatives and any Persons acting on their behalf from, and holds harmless, relieves, releases and acquits the Shareholder Representatives and any Persons acting on their behalf from and against, any and all losses, liabilities, claims or obligations by reason of any act or omission of the Shareholder Representatives or any Persons acting on their behalf, including negligence. The foregoing shall not limit any right or claim that the Purchaser Indemnitees (as defined in the Master Transactions Agreement) may have as against the Closing Escrow or that NewCo may have pursuant to Section 3.2 of the Contribution Agreement solely to the extent of the Shareholders and Participants Fund and not from the Shareholder Representatives (or any Persons acting on their behalf) personally. The Shareholder Representatives and Persons acting on their behalf are express and intended third party beneficiaries of this provision and may enforce this provision as if a party to this Agreement.

ARTICLE 3

Representations and Warranties

of the Purchaser

Each of the Parties hereby acknowledges that the Purchaser is making certain representations and warranties to the Company in the Master Transactions Agreement in connection with this Agreement and the transactions contemplated hereby, which representations and warranties constitute a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby.

ARTICLE 4

Representations and Warranties

of the Company

Each of the Parties hereby acknowledges that the Company is making certain representations and warranties to the Purchaser in the Master Transactions Agreement in connection with this Agreement and the transactions contemplated hereby, which representations and warranties constitute a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby.

ARTICLE 5

Shareholders’ Meeting

As promptly as is reasonably practicable following the execution and delivery of this Agreement, the Company, acting through its board of directors, shall duly call, give notice of (the “Notice of Special Meeting”), convene and hold a special meeting of the Shareholders (the “Shareholders’ Meeting”) for the purpose of considering and taking action on this Agreement and the Merger, the Master Transactions Agreement and the Contribution Agreement. The Notice of Special Meeting shall include the recommendation of the board of directors of the Company that the Shareholders approve and adopt this Agreement and the Merger, the Master Transactions Agreement and the Contribution Agreement and shall be accompanied by all materials required by applicable Law (collectively with the Notice of Special Meeting, the “Shareholder Materials”). The Company shall mail or deliver the Shareholder Materials to all of the Shareholders at the Company’s expense. The Company shall use its commercially reasonable efforts to obtain the approval and adoption of this Agreement and the Merger, the Master Transactions Agreement and the Contribution Agreement by the Shareholders.

ARTICLE 6

Conditions to Obligation to Close

6.1 Conditions to Obligation of the Purchaser Parties.

(a) The obligation of the Purchaser Parties to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Company set forth in Articles 3, 4 and 5 of the Master Transactions Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in either case as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date);

(ii) the Company shall have performed and complied in all material respects with all covenants and obligations required by this Agreement or the Master Transactions Agreement to be performed or complied with by the Company at or prior to the Closing;

(iii) this Agreement and the Master Transactions Agreement and the transactions contemplated hereby and thereby, including the Merger, shall have been adopted and approved by Shareholders owning at least ninety percent (90%) of the total outstanding Shares (determined by vote and value), at the Shareholders’ Meeting or by written consent, in either case in accordance with the requirements of the Company’s articles of incorporation and bylaws and applicable Law;

(iv) there have occurred no changes, events, conditions or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the date hereof;

(v) no court of competent jurisdiction in the United States or any other Governmental Entity, based otherwise than on any applicable antitrust Law, (A) shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Master Transactions Agreement, which Order or other action shall have become final and non-appealable or (B) shall have failed to issue an Order or to take any other action necessary to fulfill the conditions to the Closing, and which denial of a request to issue such Order or take such other action shall have become final and non-appealable;

(vi) the Company shall have received the resignations of all of its directors and officers and the directors and officers of the Real Estate Entity, effective as of the Effective Time, in a form reasonably satisfactory to the Purchaser or such directors and officers shall have otherwise been removed;

(vii) the Company shall have delivered to the Purchaser Parties a certificate executed on the Company’s behalf by a duly authorized executive officer of the Company, dated the Closing Date, certifying that each of the conditions specified above in Sections 6.1(a)(i) through 6.1(a)(vi) is satisfied;

(viii) the following shall have occurred:

(A) the “Third Party Real Estate Review Conditions” which will be (1) receipt of third party appraisals reasonably satisfactory to Merger Sub reflecting an aggregate appraised value of not less than the Merger Consideration, (2) receipt of third party real estate inspections reasonably satisfactory to Merger Sub reflecting that there are no material defects in the real estate assets taken as a whole (subject to the cure provisions of Section 6.1(b)), (3) receipt of Phase I environmental reports reasonably satisfactory to Merger Sub reflecting that there are no material environmental conditions relating to the real estate assets taken as a whole (subject to the cure provisions of Section 6.1(b)), (4) receipt of title policy binders reasonably satisfactory to Merger Sub reflecting that there are no material title defects as to the real estate assets taken as a whole (subject to the cure provisions of Section 6.1(b)); (5) receipt of third party market studies reasonably acceptable to Merger Sub with respect to the real estate assets taken as a whole; and (6) receipt of ALTA surveys reasonably satisfactory to Merger Sub reflecting that there are no material title defects or encroachments as to the real estate assets taken as a whole (subject to the cure provisions of Section 6.1(b)); and

(B) the “Regulatory Conditions,” which will be as follows: (1) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, (2) the Parties shall have received all material authorizations, consents and approvals and all material licenses, registrations, certifications and accreditations of Governmental Entities required by Law in order to consummate the transaction contemplated by this Agreement and the Master Transactions Agreement or necessary for the lawful conduct of the business of the Company and its Subsidiaries upon consummation of the Merger, other than those the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ix) Shareholders representing no less than ninety percent (90%) of the voting interests of the Company shall have executed Shareholder Letters;

(x) the closing of the transactions contemplated by the Contribution Agreement shall have occurred;

(xi) the Master Transactions Agreement shall have been executed by NewCo, the Company and the Purchaser and shall not have been terminated;

(xii) the consent of Kimco Woodlands, L.P. listed on Section 3.4 of the Company Disclosure Letter to the Master Transactions Agreement shall have been obtained;

(xiii) the Amended and Restated Stockholders’ Agreement dated January 14, 2000 by and among the Company and certain of its shareholders shall have been terminated; and

(xiv) all actions to be taken by the Company in connection with consummation of the transactions contemplated by this Agreement and the Master Transactions Agreement, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement and the Master Transactions Agreement, shall have been reasonably satisfactory in form and substance to the Purchaser.

(b) Notwithstanding the provisions of Section 6.1(a)(i) above:

(i) in the event that the condition stated in Section 6.1(a)(i) of this Agreement is not satisfied and the failure to so satisfy such condition would be cured by the expenditure of an aggregate of $2,000,000 or less, then such condition shall be deemed satisfied and the Damages (up to $2,000,000) incurred by the Purchaser as the result of such condition not being met shall be deducted from the Merger Consideration at the Closing, and no indemnification or other claim therefor shall be available in respect thereof following the Closing under the Master Transactions Agreement or the Closing Escrow Agreement.

(ii) in the event that the condition stated in Section 6.1(a)(i) of this Agreement is not satisfied and the failure to so satisfy such condition would be cured by the expenditure of more than an aggregate of $2,000,000 but less than an aggregate of $$5,000,000, such condition shall not be deemed satisfied unless (A) at least two of the Shareholder Representatives agree in writing to reduce the Merger Consideration by the amount required to cure such failure, (B) the Purchaser elects to waive such condition as provided in Section 6.1(c) of this Agreement or (C) at least two of the Shareholder Representatives agree in writing to reduce the Merger Consideration by more than $2,000,000 but less than the full amount required to cure such failure and the Purchaser elects to waive such condition as provided in Section 6.1(c) of this Agreement, in which event such condition shall be deemed satisfied and an aggregate of $2,000,000 (or such greater amount as at least two of the Shareholder Representatives shall have agreed to in writing) shall be deducted from the Merger Consideration and no indemnification or other claim therefor shall be available in respect thereof following the Closing under the Master Transactions Agreement or the Closing Escrow Agreement.

(c) The Purchaser may waive any condition specified in this Section 6.1.

6.2 Conditions to Obligation of the Company.

(a) The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Purchaser set forth in Article 6 of the Master Transactions Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date);

(ii) the Purchaser Parties shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing;

(iii) this Agreement and the Master Transactions Agreement and the transactions contemplated hereby and thereby, including the Merger, shall have been adopted and approved by the Shareholders at the Shareholders’ Meeting or by written consent, in either case in accordance with the requirements of the Company’s articles of incorporation and bylaws and applicable Law; provided, however, that the Company shall have complied with its obligations under Article 5;

(iv) no court of competent jurisdiction in the United States or any other Governmental Entity, based otherwise than on any applicable antitrust Law, (A) shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Master Transactions Agreement, which Order or other action shall have become final and non-appealable or (B) shall have failed to issue an Order or to take any other action necessary to fulfill the conditions to the Closing, and which denial of a request to issue such Order or take such other action shall have become final and non-appealable;

(v) the Purchaser Parties shall have delivered to the Company a certificate executed on the Purchaser Parties’ behalf by a duly authorized executive officer of the Purchaser and Merger Sub, dated the Closing Date, certifying that each of the conditions specified above in Sections 6.2(a)(i), (ii) and (iv) is satisfied;

(vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(vii) the Parties shall have received all other authorizations, consents, and approvals of Governmental Entities referred to in Section 3.4 of the Master Transactions Agreement and Section 3.4 of the Company Disclosure Letter, other than those the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(viii) the closing of the transactions contemplated by the Contribution Agreement shall have occurred;

(ix) the Master Transactions Agreement shall have been executed by the Operations Purchaser, the Company and the Purchaser and shall not have been terminated; and

(x) all actions to be taken by the Purchaser Parties in connection with consummation of the transactions contemplated by this Agreement and the Master Transactions Agreement, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement and the Master Transactions Agreement, shall have been reasonably satisfactory in form and substance to the Company.

(b) The Company may waive any condition specified in this Section 6.2.

ARTICLE 7

Miscellaneous

7.1 No Third-Party Beneficiaries. Except as provided in Section 2.10(c)(ii), Section 2.13 and this Section 7.1, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Notwithstanding any other provision in the Transaction Agreements, (a) the Shareholder Representatives may enforce this Agreement and the other Transaction Agreements for and on behalf of the Shareholders and (b) the Company Parties may enforce the provisions of Section 2.13(a) (including the incorporated provisions from the Master Transactions Agreement) and are express and intended third party beneficiaries thereof.

7.2 Entire Agreement. This Agreement (including the documents referred to herein), the Master Transactions Agreement and the Confidentiality Agreement to which the Purchaser is a party constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, whether oral or written, and there are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein or therein or contemplated hereby or thereby.

7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

7.4 References and Construction. In this Agreement: (a) unless the context requires otherwise, all references in this Agreement to articles, sections, subsections or other subdivisions shall be deemed to mean and refer to articles, sections, subsections or other subdivisions of this Agreement; (b) titles appearing at the beginning of any article, section, subsection or other subdivision are for convenience only and shall not constitute part of such article, section, subsection or subdivision and shall be disregarded in construing the language contained therein; (c) the words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (d) words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires; (e) pronouns in masculine, feminine or neuter genders shall be construed to include any other gender; (f) examples shall not be construed to limit, expressly or by implication, the matters they illustrate; (g) the word “or” is not exclusive and the word “includes” and its derivatives means “including, without limitation,” and corresponding derivative expressions; (h) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement or any provision hereof; (i) all references herein to “$” or “dollars” shall refer to U.S. Dollars; and (j) unless the context otherwise requires or unless otherwise provided herein, any reference herein to a particular agreement, instrument or document shall also refer to and include all schedules, attachments, appendices and exhibits to such agreement, instrument or document and all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document.

7.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be sent in accordance with Section 12.7 of the Master Transactions Agreement.

(b) If this Agreement provides for a designated period after a notice within which to perform an act, such period shall commence on the date of receipt or refusal of the notice.

(c) If this Agreement requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of delivery to the courier service, telecopying or mailing of the notice pursuant to which such right is exercised.

7.6 Specific Performance. Each of the Parties hereby expressly acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties hereby expressly agrees that each Party who is not then in material breach of its obligations under this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specific performance of the terms and provisions of this Agreement, in addition to any other remedy to which such Party may be entitled at law or in equity.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of laws rules, provisions or principles (whether of the State of New York or any other jurisdiction) the application of which would result in the application of the Laws of any jurisdiction other than the State of New York.

7.8 Amendment. No amendment, modification or supplement of this Agreement shall be binding unless it shall be specifically designated to be an amendment, modification or supplement of this Agreement and shall be executed in writing by the Parties hereto.

7.9 Waivers. No waiver of any of the provisions of this Agreement shall be binding upon a Party unless such waiver shall be in writing and specifically designated as such and shall be executed by the Party or Parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided therein.

7.10 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable by a court, tribunal or other forum of competent jurisdiction for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any subdivision of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision will be deemed reformed to the extent necessary to conform to applicable Law and to give maximum effect to the intent of the Parties, or, if that is not possible, such provision shall be deemed severed from this Agreement; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any subdivision of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

7.11 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The Parties may sign and deliver this Agreement by facsimile transmission or by electronic mail in “portable document format.” Each Party agrees that the delivery of this Agreement by facsimile or by electronic mail in “portable document format” shall have the same force and effect as delivery of original signatures, and that each Party may use such facsimile or electronic mail signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

THE “PURCHASER”

NATIONWIDE HEALTH PROPERTIES, INC.
a Maryland corporation

By:	/s/ Donald D. Bradley
Name:	Donald D. Bradley
Title:	Chief Investment Officer Senior Vice President

“MERGER SUB”

HAL ACQUISITION CORP.
a Delaware corporation

By:	/s/ Donald D. Bradley
Name:	Donald D. Bradley
Title:	President

THE “COMPANY”

HEARTHSTONE ASSISTED LIVING, INC.
a Texas corporation

By:	/s/ Timothy P. Hekker
Name:	Timothy P. Hekker
Title:	President & CEO